Exhibit 99.1

BeiGene Announces Acceptance of a New Drug Application of Pamiparib in Ovarian Cancer in China
BEIJING, China and CAMBRIDGE, Mass., July 17, 2020 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that the Center for Drug Evaluation (CDE) of the China National Medical Products Administration (NMPA) has accepted a new drug application (NDA) of BeiGene’s investigational inhibitor of PARP1 and PARP2, pamiparib, for the treatment of patients with deleterious or suspected deleterious germline BRCA-mutated advanced ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more lines of chemotherapy.
“This is our first NDA filing for pamiparib, which was discovered by BeiGene and is being developed as both a monotherapy and in combination with other agents, including our own anti-PD1 antibody, tislelizumab,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “For patients in China with advanced ovarian cancer, we are hopeful that pamiparib can offer a new treatment option. We look forward to presenting the clinical data that supports the NDA filing and additional results, including Phase 3 data, in the upcoming months.”
This NDA is supported by clinical results from a Phase 1/2 trial of pamiparib in patients with advanced ovarian cancer, fallopian cancer, and primary peritoneal cancer or advanced triple negative breast cancer (NCT03333915). The pivotal Phase 2 portion of the trial enrolled 113 patients in China with high-grade epithelial ovarian cancer (including fallopian or primary peritoneal cancer) or high-grade endometrioid epithelial cancer, harboring germline BRCA1/2 mutation, following at least two prior lines of standard chemotherapy. Patients received pamiparib 60 mg orally twice daily and the primary endpoint of the trial is objective response rate (ORR) by RECIST v1.1. Results of this study will be presented at an upcoming medical conference.
About Ovarian Cancer
In China, ovarian cancer is the tenth most common form of cancer among women, with over 50,000 new cases and more than 30,000 deaths in 2018.1 More than 60 percent of patients are diagnosed with advanced disease.2 The standard therapy for ovarian cancer consists of surgery followed by postoperative platinum-based chemotherapy. An estimated 70 percent of patients with epithelial ovarian cancer, which accounts for more than 90 percent of all ovarian cancer,3 who achieve a full remission following first-line therapy will develop recurrent disease.4
About Pamiparib
Pamiparib (BGB-290) is an investigational inhibitor of PARP1 and PARP2 which has demonstrated pharmacological properties such as brain penetration and PARP-DNA complex trapping in preclinical models. Discovered by BeiGene scientists, pamiparib is currently in global clinical development as a monotherapy and in combination with other agents for a variety of solid tumor malignancies. To-date more than 1,200 patients have been enrolled in clinical trials of pamiparib.
A new drug applications (NDA) for pamiparib for patients with ovarian cancer has been accepted by the Center for Drug Evaluation (CDE) of the NMPA.
About the Pamiparib Clinical Program
Clinical trials of pamiparib include:

•	Phase 3 trial in China of pamiparib as maintenance versus placebo in patients with platinum-sensitive recurrent ovarian cancer (NCT03519230);

•	Phase 2 trial of pamiparib in patients with metastatic castration-resistant prostate cancer with homologous recombination deficiency (NCT03712930);

•	Phase 2 trial in China of pamiparib in patients with metastatic HER2-negative breast cancer with BRCA mutation (NCT03575065);

•	Phase 2 trial of pamiparib in patients with advanced or inoperable gastric cancer (NCT03427814);

•	Phase 1/2 trial in China of pamiparib in patients with advanced ovarian cancer, fallopian cancer, and primary peritoneal cancer or advanced triple negative breast cancer (NCT03333915);

•	Phase 1b/2 trial of pamiparib in combination with radiation therapy and/or temozolomide in patients with first-line or recurrent/refractory glioblastoma (NCT03150862);

•	Phase 1b trial of pamiparib in combination with temozolomide in patients with locally advanced or metastatic solid tumors (NCT03150810); and

•	Phase 1b trial of pamiparib in combination with tislelizumab for a variety of solid tumor malignancies (NCT02660034).
About BeiGene
BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,100+ employees in China, the United States, Australia, and Europe are committed to expediting the development of a diverse pipeline of novel therapeutics for cancer. We currently market two internally-discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb

(BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s further advancement of, and anticipated clinical development, regulatory milestones and commercialization of pamiparib; the potential for pamiparib to offer a new treatment option for patients with ovarian cancer; and the release of data from clinical trials of pamiparib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes or Vivian Ni
1 857-302-5189	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com

1 Globocan 2018; Bray et al 2018
2 Torre et al 2018
3 Mutch and Part 2014
4 McMeekin et al 2004